Exhibit 10.41
Consulting Services Agreement
     This consulting services agreement (“Agreement”), made and entered into on November 20, 2006, and effective as of the lst day of December 2006, by and between CytoCore, Inc. with its principal place of business at 414 North Orleans Court, Suite 502 in Chicago, Illinois 60610 (the “Company”) and Future Wave Management, with its mailing address of P.O. Box 1086, Del Mar, California 92914-1086 (the “Consultant”).
Background
     The Consultant provides a variety of financial and business consulting services as part of his regular business with Future Wave Management, and is ready, willing, and able to provide such consulting assistance to the Company on the terms and conditions set forth herein.
     The Company is in the process of developing a series of medical devices, drug delivery systems, and other cervical and uterine cancer related medical systems. In pursuit of its business strategy the Company desires to retain the services of the Consultant under the terms and conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant agree as follows:
1.	Engagement and Scope of Services.

1.1	Company hereby retains consultant and Consultant agrees to provide to the Company the consulting services which are more fully described below:

Consulting with the Company’s Chief Executive Officer, Chief Financial Officer, Medical Advisory Board, other Officers, or other consultants related to or regarding certain business plans, operations, commercialization of medical devices or theories, and other business matters that fall within the Consultant’s area of expertise.

Consultant will have no authority or responsibility with regard to execution of any contract on behalf of the Company. Consultant is not an employee or officer of the Company.

Consultant will provide progress reports from time to time to the Company’s Chief Executive Officer. Consultant agrees to provide any such report in writing if so requested by the Company’s Chief Executive Officer.

1.2	This Agreement is a non-exclusive agreement. The Consultant is free to provide similar or different services to any other company or organization desiring his services, provided that the Consultant is able to provide the Company the services

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here agreed upon from month to month. The Company is also free to acquire simitar services from any other party should it desire to do so.

2.	Term of Agreement.

2.1	This Agreement shall supersede the Agreement that is in place between CytoCore and Future Wave Management, Inc. beginning on April 1, 2006 that has a twelve (12) month term. The term of this Agreement shall be for a period of twenty four (24) months from the date of execution, and shall terminate twenty four (24) months from signing date following written notice by one r party to the other at least thirty (30) days prior to the expiration date.

2.2	This Agreement is subject to termination in the event of a material breach of any term hereof and the breaching party’s failure to cure such material breach to the non-breaching party’s reasonable satisfaction within ten (10) business days of written notice.

2.3	Within ten (10) business days of termination of this Agreement, Consultant shall submit to the Company an itemized invoice for any remaining unpaid fees or reimbursable expenses then due and owing under this Agreement. Company, upon receipt and payment of such final invoice shall thereafter have no further obligation for payment under this Agreement. Upon the termination of this Agreement other than the surviving obligation, if any, under Section 6.1 below and payment in full of all monies due and owed from Company to Consultant pursuant to this Agreement, Consultant shall promptly return to Company all copies of any Company data, information, documents, or other materials of any sort stored in any form whatsoever, including all materials incorporating any of the Company’s proprietary information.

3.	Fees. Expenses, and Payments.

3.1	The Company shall pay Consultant a fee of Ten Thousand Dollars ($10,000.00) for each month it provides services to the Company. At such time as the Company has raised additional funding of Five Million Dollars ($5,000,000), the payment to Consultant shall be increased to Fifteen Thousand Dollars ($15,000.00) per month for the balance of the term of this Agreement.

3.2	EMB will also receive various grants of warrants to purchase CytoCore stock. The warrant grants and their associated performance triggers are listed in Addendum A attached hereto and made a part of. this Agreement.

3.3	The Company shall reimburse the Consultant for its out-of-pocket expenses related to this Agreement pursuant to the Company’s usual expense reimbursement procedures. The Consultant acknowledges that he will comply with said procedures. Further, the Consultant agrees to comply with the Company’s Code of Ethics and Business Conduct for Officers, Directors and

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Employees of CytoCore, Inc. Finally, Consultant agrees that he is an independent contractor solely responsible for the determination and payment, if any, of all applicable federal, state, and local taxes related to this Agreement.

4.	Proprietary Information.

4.1	The Consultant acknowledges that in order to perform the services called for in this Agreement, it may be necessary for the Company to disclose to Consultant certain confidential technical, medical, or commercial information (“Confidential Information”). The Consultant agrees that without the Company’s express written approval Consultant and its senior employees shall, not, disclose, transfer, use, copy or allow access to any such Confidential Information to any third parties, except those who have a need to know such Information and are obligated to maintain the confidentiality of such Information. The foregoing shall not apply to that Information which was already known to the Consultant before disclosure, is publicly disseminated through no fault of either the Consultant, is rightfully received from a third party or is required to be disclosed pursuant to court order. This provision shall survive the termination of this Agreement and continue in effect for a period of three (3) years.

5.	Warranty and Exclusion of Warranty.

5.1	The Consultant warrants that (i) its services will be of professional quality and performed in accordance with the terms hereof and (ii) Consultant is under no obligation, the enforcement of which would prevent it from performing the services required hereunder.

5.2	The foregoing warranties are in lieu of all other warranties, conditions, or representations, express or otherwise, including without limitation any implied warranties of merchantability or fitness of use for a particular purpose.

6.	Termination.

6.1	This Agreement may be terminated by either party to this Agreement upon thirty (30) days prior written notice to the other party. This termination may be without cause. If this Agreement is terminated without cause by the Company, the Company will be obligated to pay the Consultant the balance of the fees’ and expenses due for the remainder of the Agreement.

7.	No Interference.

7.1	For the period commencing on the date hereof and ending on the date twenty four (24) months after the date this Agreement is terminated, the Contractor agrees he shall not:
(a)	take any action which would:

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(i)	interfere with the contractual relationships of the Company or any affiliate of the Company, customers, suppliers, other consultants, employees, or others which relate to the business of the Company or any affiliate of the Company; or

(ii)	induce any employee, consultant, or representative of the Company or any affiliate of the Company not to become or not to continue as an employee, consultant, or representative of the Company or affiliate of the Company.
(b)	make remarks or take any other action which would tend to disparage or diminish the reputation of the Company or any entity affiliated with the Company.
8.	General.

8.1	This Agreement is made and entered into, and is to be at least partially performed, in Cook County, Illinois. It shall be interpreted, construed and enforced by, and its construction and performance shall be governed by, the laws of the State of Illinois applicable to written agreements made and to be performed entirely within Illinois without regard to principles of conflicts of laws, except to the extent that Federal law may apply.

8.2	All notices required to be given hereunder shall be in writing and addressed to the respective parties set forth herein, unless another address shall have been previously designated in writing to the other party. Notice shall be deemed sent and effective when delivered by hand delivery, via U.S. Mail, Certified, with return receipt requested, or via regular U.S. Mail and confirmed facsimile delivery.

8.3	This Agreement constitutes the complete and entire Agreement between the Consultant and the Company with respect to the subject matter hereof. This Agreement supersedes all prior agreements, contracts, representations, proposals, discussions, and communications, whether oral or in writing, relating hereto. This Agreement may be modified only in writing signed by both the Consultant and a duly authorized representative of the Company.

8.4	This Agreement may be executed in counterparts or with facsimile signatures, all of which shall constitute an original.

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8.5	In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Release will remain in full force and effect.

9.	Signatures

The Company	The Consultant

CytoCore, Inc.	FUTURE WAVE MANAGEMENT

/s/ Robert McCullough
By: Robert McCullough	By:
Title: Chief Financial Officer	Title:
Date: November 20, 2006	Date:

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Addendum A.
1. Performance Milestones:
Future Wave Management, Inc. will be granted warrants based on the following performance milestones.
     A ) 150,000 warrants upon product completion of FDA product trials and receipt of all necessary FDA approvals.
     B.) 250,000 warrants when the company raises 5 million in equity at a price above $.22/share.
     C.) 100,000 warrants when the company signs a distribution agreement for the E2 collector.
     D.) 250,000 warrants when the company’s stock price trades above $.30 for 45 out of 60 trading days.
     E.) 250,000 warrants when the company’s stock price trades above $.50 for 45 out of 60 trading days
     F.) 500,000 warrants when the company’s stock price trades above $1.00 for 45 out of 60 trading days.
All the warrants listed in categories 1. (A) through (F) will have an exercise price at a 33% discount to the average closing price of the company’s stock price during the prior forty five days before the target as described above is reached.
2. Revenue Milestones:
     A.) Future Wave Management, Inc. will be granted 500,000 warrants when the company’s revenue reaches $20 million and 500,000 warrants when the company’s revenue reaches $50 million. Exercise price will be at a 33% discount to the average trading price of the company’s stock for a period of 45 days prior to the attainment of the revenue milestones.
3. Acquisition of Company:
     A.) Future Wave Management, Inc. will receive 1.25 million warrants to purchase the company’s stock at $.25 if the company is acquired for more than $1.00.
     B.) Future Wave Management, Inc. will receive 1.75 million warrants to purchase the company’s stock at $.50 if the company is acquired for more than $2.00
     C.) Future Wave Management, Inc. will receive 2.5 million warrants each to purchase the company’s stock at $.75 if the company is acquired for more than $3,00.

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